Astec Industries, Inc.
News Release
  1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

ASTEC INDUSTRIES REPORTS FIRST QUARTER EARNINGS

CHATTANOOGA, Tenn. (April 21, 2009) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their first quarter ended March 31, 2009.

Revenues for the first quarter of 2009 were $205 million compared with $263 million for the first quarter of 2008 for a 22% decrease.  Domestic sales accounted for 64% and international sales for 36% of revenues during the first quarter of 2009 compared to 65% for domestic sales and 35% for international sales during the first quarter of 2008.  The Company reported net income attributable to controlling interest of $7 million for the first quarter of 2009 compared to net income attributable to controlling interest of $18 million for the first quarter of 2008 for a decrease of 58%.   Net income attributable to controlling interest for the first quarter of 2009 was $0.33 per diluted share compared to $0.78 per diluted share for the first quarter of 2008 for a 58% decrease.

The Company’s backlog at March 31, 2009 was $140 million compared to $275 million at March 31, 2008 for a 49% decrease.

Consolidated financial information for the first quarter ended March 31, 2009 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, “In light of the severe economic downturn, we are pleased with our first quarter results.  The anticipation of the stimulus funding encouraged many state Departments of Transportation to delay letting jobs for five to six months starting in October, 2008.  As a result many of our customers completed their open jobs with few new jobs being awarded by states.  In April, we have seen very large numbers of highway projects being released by the state Departments of Transportation.  We are experiencing an increase in business in our Mobile Group and continued business in the Asphalt Group.  Our other companies continue to be slow.

We believe the economy hit bottom in late February; however, we believe the recovery will continue to be slow.  During this period our strategy will be to aggressively develop new products and enhance existing products.  We are developing products that will broaden the number of industries that we serve and that will be counter cyclical to our existing businesses.  Our strong balance sheet gives us the flexibility to move forward with product developments that will make us stronger when the economy recovers.”

Dr. Brock continued, “Due to the severe and rapid downturn that occurred in the fourth quarter, our customers are cautious and are buying equipment only after getting the jobs.   Our lower backlog allows us to react to customer needs more quickly and will hopefully prevent us from losing sales due to lengthy deliveries when backlogs are higher.”

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on April 21, 2009, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec’s conference call will be available online at the Company’s website:  www.astecindustries.com/www/docs/100, Conference Calls Section.  An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, May 5, 2009 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 313683.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

        Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world’s infrastructure.  Astec’s manufacturing operations are divided into four business segments:  aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.  We also have a company engaged in the wood grinding and process industry.

The information contained in this press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company’s financial performance for 2009, the effects on the Company from its backlog, the effects of the economic downturn, stimulus package and credit crisis, and the effects of our recent acquisitions.  These forward-looking statements reflect management’s expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy and its recovery, the effect of stimulus funding, future downturns in the economy, rising oil and liquid asphalt prices, rising steel prices, a failure to comply in the future with covenants in the Company’s credit facility or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, production capacity, general business conditions in the industry, demand for the Company’s products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity and those other factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2008.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: mhall@astecindustries.com
or
Stephen C. Anderson
Director of Investor Relations & Corporate Secretary
Phone:  (423) 899-5898
Fax:  (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Consolidated Balance Sheets
(In thousands) (Unaudited)

	Mar 31	Mar 31
	2009	2008
Assets
Current assets
Cash and cash equivalents	$10,563	$29,154
Receivables, net	80,456	115,197
Inventories	277,994	219,028
Prepaid expenses and other	20,466	16,621
Total current assets	389,479	380,000
Property and equipment, net	168,196	142,817
Other assets	47,715	52,969
Total assets	$605,390	$575,786
Liabilities and equity
Current liabilities
Revolving credit loan	$18,379	$-
Accounts payable - trade	41,953	62,807
Other accrued liabilities	70,725	96,261
Total current liabilities	131,057	159,068
Other non-current liabilities	27,562	21,966
Total equity	446,771	394,752
Total liabilities and equity	$605,390	$575,786

Astec Industries, Inc.
Consolidated Statements of Operations
(In thousands) (Unaudited)

	Three Months Ended Mar 31
	2009	2008
Net sales	$205,304	$263,072
Cost of sales	161,842	196,852
Gross profit	43,462	66,220
Selling, general, administrative & engineering expenses	31,426	38,779
Income from operations	12,036	27,441
Interest expense	183	131
Other income, net of expenses	214	426
Income before income taxes	12,067	27,736
Income taxes	4,671	10,160
Net income	7,396	17,576
Net income (loss) attributable to noncontrolling interest	(35)	57
Net income attributable to controlling interest	$7,431	$17,519

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.33	$0.79
Diluted	$0.33	$0.78
Weighted average common shares outstanding
Basic	22,430,546	22,237,100
Diluted	22,663,415	22,550,536

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended March 31, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total

2009 Revenues	83,252	51,577	31,404	20,246	18,825	205,304
2008 Revenues	71,585	91,090	47,131	32,643	20,623	263,072
Change $	11,667	(39,513)	(15,727)	(12,397)	(1,798)	(57,768)
Change %	16.3%	(43.4%)	(33.4%)	(38.0%)	(8.7%)	(22.0%)

2009 Gross Profit	20,623	10,904	6,620	2,760	2,555	43,462
2009 Gross Profit %	24.8%	21.1%	21.1%	13.6%	13.6%	21.2%
2008 Gross Profit	19,606	23,157	12,592	7,103	3,762	66,220
2008 Gross Profit %	27.4%	25.4%	26.7%	21.8%	18.2%	25.2%
Change	1,017	(12,253)	(5,972)	(4,343)	(1,207)	(22,758)

2009 Profit (Loss)	11,999	1,772	2,004	(2,341)	(6,835)	6,599
2008 Profit (Loss)	11,845	10,259	6,528	1,845	(12,725)	17,752
Change $	154	(8,487)	(4,524)	(4,186)	5,890	(11,153)
Change %	1.3%	(82.7%)	(69.3%)	(226.9%)	46.3%	(62.8%)

Segment revenues are reported net of intersegment revenues.  Segment gross profit is net of profit on intersegment revenues.  A reconcilation of total segment profits to the Company's net income attributable to controlling interest is as follows:

	For the three months ended March 31
	2009	2008
Total profit for all segments	$6,599	$17,752
Net (income) loss attributable to noncontrolling interest in subsidiary	35	(57)
Recapture (elimination) of intersegment profit	797	(176)
Net income attributable to controlling interest	$7,431	$17,519

Astec Industries, Inc.
Backlog by Segment
March 31, 2009 and 2008
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2009 Backlog	73,971	55,138	1,788	6,911	2,291	140,099
2008 Backlog	128,106	99,637	13,307	14,893	19,081	275,024
Change $	(54,135)	(44,499)	(11,519)	(7,982)	(16,790)	(134,925)
Change %	(42.3%)	(44.7%)	(86.6%)	(53.6%)	(88.0%)	(49.1%)